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                           DELTA GALIL INDUSTRIES LTD.

                                                         Tel-Aviv 22 March, 2006

                                                To
                                                Securities Authority
                                                Jerusalem
                                                ---------


Ladies and Gentlemen:

 Re: Delta Galil Industries Ltd. (the "Company") -- Notice of Change of Holdings
                              of Interested Person

Notice is hereby given that a notice was received in our office yesterday from Aharon Dovrat, a director of the Company, informing us that he had acquired 10,000 ordinary shares of the Company. Following the acquisition, Mr. Dovrat holds 30,050 shares of the Company.


Respectfully,


Miki Laxer
Company Secretary and Controller
Delta Galil Industries Ltd.